KENT FINANCIAL SERVICES, INC.
                          -----------------------------

                      NON-QUALIFIED STOCK OPTION AGREEMENT
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     THIS  AGREEMENT is made as of  ____________,  2005  between Kent  Financial
Services, Inc. ("Company") and ___________________ ("Optionee"). Terms used herein have the same meaning as in the Company's 2005 Stock Option Plan ("Plan").

1. The Company hereby grants to Optionee a non-qualified stock option ("Option") to purchase ___________ shares ("Shares") of the Company's Common Stock pursuant and subject to the terms of the Plan, a copy of which has been delivered to Optionee and which is incorporated herein by reference.

2.   The Option exercise price per Share shall be $_________________.

3.   The Option shall expire on (Date + 10 years), unless earlier terminated.

4. Payment of the exercise price of the Option shall be made in cash by bank-certified, cashier's or personal check subject to collection, [in kind by delivery of shares of Common Stock of the Company that have been owned by the Optionee for at least six months having a fair market value equal to the portion of the Option exercise price so paid} or [pursuant to procedures adopted by the Committee to allow broker-assisted "cashless exercises", as provided in Section 10(c) of the Plan.]

5. The Option shall [be] become exercisable [immediately] as to [_____%] of the Shares covered hereby, at a cumulative rate of ______% on each of the first ______ anniversaries of the date of this Agreement, provided that the Optionee has remained in the continuous employ of the Company from the date of this Agreement.

     The Option may be exercised in accordance with this Agreement and the Plan prior to the expiration date (or earlier termination or cancellation date under Section 3) at any time, and may be exercised in whole or in part as to the Shares then available for purchase but in no event for fewer than 100 Shares. This Option may be exercised only to acquire whole Shares. No fractional shares shall be issued, and an exercise that would otherwise result in the issuance of fractional shares shall be disregarded to the extent of the fraction.

6. The Option shall not be transferable otherwise than by will or by the laws of descent and distribution and during the lifetime of Optionee shall be exercisable only by Optionee or by the personal representative or guardian of the Optionee.

7. Nothing herein or in the Plan shall confer upon any employee of the Company any right to continue in the employment of the Company.

8. The Option and the Plan are subject to adjustments, modifications and amendments as provided in the Plan.

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9.   Subject to the Plan,  this Agreement shall bind and inure to the benefit of the Company, Optionee and their respective successors, permitted assigns and personal representatives.

10. This Agreement will be governed by and construed under the laws of Delaware.

11. Any disputes, claims or interpretive issues arising hereunder shall be resolved by the Committee in its sole and absolute discretion, and the Committee's determinations shall be final and uncontestable. This Agreement and the Option are subject to all of the terms and conditions of the Plan. If there is any conflict between the terms of the Plan and the terms of the Agreement, the terms of the Plan shall govern.

12. Any capitalized terms used but not defined herein shall have the meanings set forth in the Plan.



























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     IN WITNESS  WHEREOF,  the  undersigned  have executed this  Agreement to be effective from the date first above written.


                                      KENT FINANCIAL SERVICES, INC.



                                      By:
                                         --------------------------------------
                                           Name:
                                           Title:

                                      -----------------------------------------
                                      Employee